Exhibit 99.1

Cellectar Biosciences Reports Third Quarter 2017
Financial and Corporate Performance

Madison, Wisc. (November 09, 2017) -- Cellectar Biosciences, Inc. (Nasdaq: CLRB), an oncology-focused, clinical stage biotechnology company (the “company”), today reported financial results and corporate performance for the third quarter ended September 30, 2017.

Summary of Q3 and Q4 2017 Accomplishments to Date

•	Announced that the 31.25 mCi/m2 single dose of CLR 131 used in Cohort Four of Cellectar’s Phase 1 trial for relapsed/refractory multiple myeloma patients was deemed safe and tolerable. In addition, a partial response was reported in the fourth cohort and the company introduced a multiple dose regimen for the fifth cohort.

•	Reported ongoing median overall survival of greater than 26 months in the Phase 1 clinical trial with advanced multiple myeloma patients

•	Highlighted positive results from a poster describing pediatric applications of the company’s phospholipid drug conjugate™ (PDC™) platform in adult and pediatric tumors presented at the International Conference on Molecular Targets and Cancer Therapeutics

•	Received new Japanese patent method of use and composition of matter allowances for CLR 131 and CLR 125

•	Expanded PDC platform by developing new in-house proprietary compounds specifically designed for improved tumor targeting with fewer off-target adverse effects

•	Extended research collaboration covering novel anti-tumor PDC conjugates with Pierre Fabre

•	Initiated new strategic collaborations with Onconova and Avicenna

•	Completed a $7.76 million registered direct financing

“We continue to leverage our PDC delivery platform as we execute on the components of our corporate growth strategy which includes the CLR 131 franchise, our in-house PDC R&D program and our collaboration model,” said Jim Caruso, president and CEO of Cellectar Biosciences. “During the quarter, we reported very encouraging results from our Phase 1 clinical trial of CLR 131 in multiple myeloma and our preclinical programs, extended and expanded collaborations with Pierre Fabre and the University of Wisconsin and initiated two additional strategic collaborations with Avicenna and Onconova to cost effectively accelerate our PDC research and development programming.”

Third Quarter 2017 Financial Results

Cash and cash equivalents as of September 30, 2017 were approximately $5.7 million compared to approximately $11.4 million as of December 31, 2016. Subsequent to the end of the quarter, Cellectar raised net proceeds of approximately $7.0 million in a registered direct offering of 1,954,388 shares of common stock and 41.0412949 shares of Series B preferred stock, which are immediately convertible into approximately 53,369 shares of common stock for a total of 2,190,330 shares, together with a private placement of Series D warrants convertible into 3,108,538 shares of common stock.  The proceeds will be used for general corporate purposes, including working capital.

Cellectar reported a net loss of approximately $3.5 million, or $0.26 per common share (basic and diluted), for the three months ended September 30, 2017 as compared to $2.3 million, or $0.43 per share for the three months ended September 30, 2016. The results included non-cash, stock based compensation charges of approximately $176,000, in the third quarter of 2017 and approximately $174,000 in the third quarter of 2016. Net losses have resulted primarily from costs incurred in connection with research and development programs and from general and administrative costs associated with operations.

Research and development expenses were approximately $2.3 million for the three months ended September 30, 2017 compared to $1.3 million for the three months ended September 30, 2016. The increase in the company’s R&D spending is primarily due to increased preclinical development costs, as well as increased support for the ongoing Phase 2 clinical trial in hematologic malignancies. Investment in the company’s ongoing Phase 1 relapsed/refractory multiple myeloma trial remained relatively consistent.

General and administrative expenses were approximately $1.2 million for both the three months ended September 30, 2017 and three months ended September 30, 2016.

Conference Call Details

Cellectar will be holding a conference call at 8:00 AM ET tomorrow, November 10, 2017, to review Q3 2017 financial results, and corporate performance. The call may be accessed by dialing 888-646-8293 (US domestic) or 973-453-3065 (international) with audience passcode 7286449, or participate via webcast at https://edge.media-server.com/m6/p/gu4wgk2s. The live and archived webcast can also be accessed via the company’s website at http://investor.cellectar.com/events.cfm.

About Cellectar Biosciences, Inc.

Cellectar Biosciences (Nasdaq: CLRB) is developing phospholipid drug conjugates (PDCs) designed to provide cancer targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar's PDC platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers, even sites of metastases. The company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 has been designated as an orphan drug by the US FDA and is currently being evaluated in a Phase 1 clinical study in patients with relapsed or refractory multiple myeloma and a Phase 2 clinical study to assess efficacy in a range of B-cell malignancies. The company is also developing proprietary PDCs for targeted delivery of chemotherapeutics and has several preclinical stage product candidates, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For more information please visit www.cellectar.com.

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This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2016. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

CONTACT:
Jules Abraham
JQA Partners, Inc.
917-885-7378
jabraham@jqapartners.com